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Exhibit 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                   EWAN 1 INC.

                              A NEVADA CORPORATION



ARTICLE I:         The name of the corporation is EWAN 1 INC.

ARTICLE II:        Omitted pursuant to N.R.S.ss.78.403(3).

ARTICLE III: The purpose of this corporation is to engage in any lawful activity for which a corporation may be organized under the laws of Nevada other than the banking business, the trust company business or the practice of a profession.

ARTICLE IV: The aggregate number of shares which this Corporation shall have authority to issue is: One Hundred Million (100,000,000) shares of $.001 par value each, which shares shall be designated "Common Stock"; and Five Million (5,000,000) shares of $.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares on any one series shall be alike in every particular except as otherwise provided by these Amended and Restated Articles of Incorporation or the Nevada Business Corporations Act.

ARTICLE V: The governing board shall be known as directors, the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE VI: The capital stock of the corporation, after the amount of the subscription price has been paid in money, property, or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Amended and Restated Articles of Incorporation shall not be amended in this particular.

ARTICLE VII:       Omitted pursuant to N.R.S.ss.78.403(3).

ARTICLE VIII:      The corporation is to have perpetual existence.

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ARTICLE IX:        The liability of the directors of the corporation for
monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

THE UNDESIGNED, being the President and Secretary of EWAN 1 INC. have been authorized to execute the foregoing Restated Articles of Incorporation by resolution of the Board of Directors adopted on June 18, 2002 and do hereby declare and certify that the certificate correctly sets forth the text of the articles of incorporation as amended to the date hereof.



                                                        ----------------------
                                                        W.J. Kettle, President



                                                        ----------------------
                                                        W.J. Kettle, Secretary


State Of California   )
County Of Orange    )

On _____________________ before me, _______________________, personally appeared
___________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.



                                                     -------------------------
         (Seal)                                      Signature of Notary Public